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EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER OF

                         OUTDOOR CHANNEL HOLDINGS, INC.
                            (A DELAWARE CORPORATION)

                                       AND

                         OUTDOOR CHANNEL HOLDINGS, INC.
                             (AN ALASKA CORPORATION)

         THIS AGREEMENT AND PLAN OF MERGER dated as of September 7, 2004 (the "Agreement") is between Outdoor Channel Holdings, Inc., a Delaware corporation ("Holdings Delaware"), and Outdoor Channel Holdings, Inc., an Alaska corporation ("Holdings Alaska"). Holdings Delaware and Holdings Alaska are sometimes referred to herein as the "Constituent Corporations."

                                    RECITALS

         A. Holdings Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has authorized capital of One Hundred Million (100,000,000) shares, Seventy Five Million (75,000,000) of which are designated "Common Stock," $.001 par value per share (the "Holdings Delaware Common Stock"), and Twenty Five Million (25,000,000) of which are designated "Preferred Stock," $.001 par value per share. As of the date hereof, One Thousand (1,000) shares of Holdings Delaware Common Stock are issued and outstanding, all of which were held by Holdings Alaska, and no shares of Preferred Stock are issued and outstanding.

         B. Holdings Alaska is a corporation duly organized and existing under the laws of the State of Alaska and has authorized capital of one hundred million (100,000,000) shares, seventy-five million (75,000,000) of which are designated "Common Stock," par value $0.02 per share (the "Holdings Alaska Common Stock"), and twenty-five million (25,000,000) of which are designated "Preferred Stock," par value $0.001 per share. As of the date hereof, six million one hundred two thousand eighty-five (6,102,085) shares of Holdings Alaska Common Stock are issued and outstanding and no shares of Preferred Stock are issued and outstanding.

         C. The Board of Directors of Holdings Alaska has determined that, for the purpose of effecting the reincorporation of Holdings Alaska in the State of Delaware, it is advisable and in the best interests of Holdings Alaska and its shareholders that Holdings Alaska merge with and into Holdings Delaware upon the terms and conditions set forth herein.

         D. The respective Boards of Directors of Holdings Delaware and Holdings Alaska have approved this Agreement and declared it advisable and have directed by resolution that this Agreement be (i) submitted to a vote of their respective sole stockholder and shareholders, and (ii) executed by the undersigned officers.


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         NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Holdings Delaware and Holdings Alaska hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                   ARTICLE 1

                                     MERGER

         Section 1.01 MERGER. In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the Alaska Corporations Code, (i) Holdings Alaska shall be merged with and into Holdings Delaware (the "Merger"), (ii) the separate existence of Holdings Alaska shall cease, and (iii) Holdings Delaware shall survive the Merger and shall continue to be governed by the laws of the State of Delaware. Holdings Delaware shall be, and is herein sometimes referred to as, the "Surviving Corporation." The name of the Surviving Corporation shall be Outdoor Channel Holdings, Inc.

         Section 1.02 FILING AND EFFECTIVENESS. The Merger shall become effective when the following actions shall have been completed:

                  (a) This Agreement and Plan of Merger shall have been adopted and approved by the stockholders or shareholders, as the case may be, of each Constituent Corporation in accordance with the requirements of the Delaware General Corporation Law and the Alaska Corporations Code; and

                  (b) An executed Certificate of Merger or an executed counterpart of this Agreement meeting the requirements of the Delaware General Corporation Law shall have been filed with, and accepted by, the Secretary of State of the State of Delaware; provided, however, that the Merger shall become effective upon the effective time specified in the Certificate of Merger, if any.

         The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Time of the Merger."

         Section 1.03 EFFECT OF THE MERGER. Upon the Effective Time of the Merger, the separate existence of Holdings Alaska shall cease and Holdings Delaware, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and properties as constituted immediately prior to the Effective Time of the Merger, (ii) shall be subject to all actions previously taken by its board of directors and the board of directors of Holdings Alaska, including, without limitation, the formation of the various committees of the board of directors and the respective charters of such committees, the adoption of various policies involving corporate governance, and similar actions taken to

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comply with applicable laws and listing requirements, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and properties of Holdings Alaska in the manner more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) shall continue to be subject to all of the debts, liabilities and obligations of Holdings Delaware as constituted immediately prior to the Effective Time of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Holdings Alaska in the same manner as if Holdings Delaware had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the Alaska Corporations Code.

                                   ARTICLE 2

                    CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

         Section 2.01 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Holdings Delaware as in effect immediately prior to the Effective Time of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

         Section 2.02 BYLAWS. The Bylaws of Holdings Delaware as in effect immediately prior to the Effective Time of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

         Section 2.03 DIRECTORS AND OFFICERS. The directors of Holdings Delaware immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation until their removal or until their successors shall have been duly elected and qualified or until as otherwise provided by law, or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation. The officers of Holdings Alaska immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation until their successors shall have been duly appointed.

                                   ARTICLE 3

                          MANNER OF CONVERSION OF STOCK

         Section 3.01 HOLDINGS ALASKA COMMON STOCK. Upon the Effective Time of the Merger, every two (2) shares of Holdings Alaska Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (excluding shares held by shareholders of Holdings Alaska that perfect their dissenters' rights in accordance with Sections 10.06.574 - 10.06.582 of the Alaska Statutes as provided in Section 3.02 below) shall, by virtue of the Merger and without any action by or on behalf of the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for five (5) fully

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paid and non-assessable shares of Holdings Delaware Common Stock. The ratio of two shares being converted into and exchanged for five shares is referred to herein as the "Split Ratio." Upon the Effective Time of the Merger, all shares of Holdings Alaska Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate that previously represented shares of Holdings Alaska Common Stock shall thereafter represent shares of Holdings Delaware Common Stock and/or other rights as determined by this Agreement or by law.

         Section 3.02 DISSENTERS' RIGHTS. Any holder of Holdings Alaska Common Stock who perfects his, her or its dissenters' rights in accordance with sections 10.06.574-10.06.582 of the Alaska Statutes shall be entitled to receive the consideration as determined by sections 10.06.574-10.06.582 of the Alaska Statutes; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of sections 10.06.574-10.06.582 of the Alaska Statutes and surrendered the certificate(s) representing the dissenting shares for cancellation thereof. If after the Effective Time of the Merger a dissenting shareholder of Holdings Alaska fails to perfect, or effectively withdraws or loses, his, her or its dissenters' rights, such shareholder shall be entitled to receive that number of shares of Holdings Delaware Common Stock and, if applicable, cash in lieu of fractional shares, as determined by this Agreement upon surrender of the certificate(s) representing the shares of Holdings Alaska Common Stock held by such shareholder.

         Section 3.03 HOLDINGS ALASKA OPTIONS, STOCK PURCHASE RIGHTS AND CONVERTIBLE SECURITIES.

                  (a) Upon the Effective Time of the Merger, Holdings Delaware shall assume any and all stock option, stock incentive, other equity-based award plans and employee benefit plans previously adopted or assumed by Holdings Alaska (collectively, the "Plans") upon the same terms and subject to the same conditions as in effect immediately prior to the Effective Time of the Merger, with the number of shares issuable under each such plan as adjusted for the Split Ratio. Each outstanding and unexercised warrant, option, convertible security, or right to purchase shares of Holdings Alaska Common Stock in effect immediately prior to the Effective Time of the Merger shall be assumed by Holdings Delaware and will become a warrant, option, convertible security, or right to purchase the same number of shares of Holdings Delaware Common Stock as adjusted for the Split Ratio (rounded, if necessary, to the nearest whole share), at the same price per share as adjusted for the Split Ratio (rounded, if necessary, to the nearest one-hundredth of a cent), upon the same terms, and subject to the same conditions as were set forth in the plans and respective option agreements in effect immediately prior to the Effective Time of the Merger. There are no options, purchase rights for or securities convertible into Preferred Stock of Holdings Alaska.

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                  (b) A number of shares of Holdings Delaware Common Stock,
         shall be reserved for issuance upon the exercise of outstanding warrants, options, stock purchase rights, convertible securities, and those shares issuable under any of the Plans.

         Section 3.04 HOLDINGS DELAWARE COMMON STOCK. Upon the Effective Time of the Merger, each share of Holdings Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by or on behalf of Holdings Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

         Section 3.05 EXCHANGE OF CERTIFICATES. After the Effective Time of the Merger, each holder of an outstanding certificate representing shares of Holdings Alaska Common Stock may, at such holder's option, surrender the same for cancellation to the Surviving Corporation, and each such holder shall be entitled to receive, in exchange therefor, a certificate or certificates representing the number of shares of Holdings Delaware Common Stock into which the surrendered shares were converted as provided herein along with any cash in lieu of fractional shares of Holdings Delaware Common Stock to be paid pursuant to Section 3.06 hereof. Unless and until so surrendered, each outstanding certificate theretofore representing shares of Holdings Alaska Common Stock shall be deemed for all purposes to represent the number of shares of Holdings Delaware Common Stock into which such shares of Holdings Alaska Common Stock were converted in the Merger and the right to receive cash in lieu of fractional shares to be paid pursuant to Section 3.06 hereof.

         The registered owner on the books and records of Holdings Delaware of any shares of Holdings Delaware Common Stock represented by such outstanding certificate shall, until such certificate shall have been surrendered to Holdings Delaware for transfer or conversion or otherwise accounted for, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Holdings Delaware Common Stock represented by such outstanding certificate as provided above.

         Each certificate representing shares of Holdings Delaware Common Stock issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Holdings Alaska Common Stock so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of Holdings Delaware in compliance with applicable laws, or other such additional legends as agreed upon by the holder and Holdings Delaware.

         If any certificate for shares of Holdings Delaware Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to Holdings Delaware any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Holdings Delaware that such tax has been paid or is not payable.


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         Section 3.06 NO FRACTIONAL SHARES OF HOLDINGS DELAWARE COMMON STOCK.

                  (a) No certificates or scrip or shares of Holdings Delaware Common Stock representing fractional shares of Holdings Delaware Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of certificates of Holdings Alaska Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Holdings Delaware or a holder of shares of Holdings Delaware Common Stock.

                  (b) Notwithstanding any other provision of this Agreement, each holder of shares of Holdings Alaska Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Holdings Delaware Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Holdings Delaware Common Stock multiplied by (ii) the average bid and ask price for a share of Holdings Delaware Common Stock, as adjusted for the Split Ratio, as quoted on the OTC Bulletin Board or any other market on the date of the Effective Time of the Merger or, if such date is not a business day, the business day immediately AFTER THE DATE on which the Effective Time of the Merger occurs.

                  (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Holdings Delaware shall deposit such amount with Holdings Delaware's transfer agent, who shall act as the "Exchange Agent," and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

         Section 3.07 UNCLAIMED AMOUNTS. Any cash remaining unclaimed by holders of shares of Holdings Alaska Common Stock two years after the Effective Time of the Merger (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by law, be returned to Holdings Delaware or its assignee. Thereafter, any holders of shares of Holdings Alaska Common Stock whose shares have been returned to Holdings Delaware pursuant to this Agreement shall look to Holdings Delaware or its assignee for payment of the cash payable pursuant to this section upon due surrender of their certificates (or affidavits of loss in lieu thereof) without any interest thereon.

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         Section 3.08 NO LIABILITY. Neither Holdings Delaware nor the Exchange
Agent shall be liable to any person in respect of any shares of Holdings Delaware Common Stock issuable pursuant to this Agreement or cash payable in lieu of fractional shares thereof that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE 4

                                     GENERAL

         Section 4.01 COVENANTS OF HOLDINGS DELAWARE. Holdings Delaware covenants and agrees that it will, on or before the Effective Time of the
Merger:

                  (a) qualify to do business as a foreign corporation in the State of California and, in connection therewith, irrevocably appoint an agent for service of process as required under the provisions of
         Section 2105 of the California General Corporation Law;

                  (b) qualify to do business as a foreign corporation in the state of Alaska and, in connection therewith, file with the Commissioner of Community and Economic Development of the State of Alaska an agreement that Holdings Delaware may be served with process in Alaska in a proceeding for the enforcement of an obligation of Holdings Alaska and in a proceeding for the enforcement of the rights of a dissenting shareholder of Holdings Alaska against Holdings Delaware;

                  (c) file with the Commissioner of Community and Economic Development of the State of Alaska an irrevocable appointment of the Commissioner of Community and Economic Development of the State of Alaska as the agent of Holdings Delaware to accept service of process in a proceeding described in (b) of this paragraph;

                  (d) file with the Commissioner of Community and Economic Development of the State of Alaska an agreement that Holdings Delaware will promptly pay to the dissenting shareholders of Holdings Alaska the amount to which they are entitled under provisions of the Alaska Corporations Code with respect to the rights of dissenting shareholders; and

                  (e) take such other actions as may be required by the Alaska Corporations Code.

         Section 4.02 FURTHER ASSURANCES. From time to time, as and when required by Holdings Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Holdings Alaska such deeds and other instruments, and there shall be taken or caused to be taken by Holdings Delaware and Holdings Alaska such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by

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Holdings Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Holdings Alaska and otherwise to carry out the purposes of this Agreement, and the officers and directors of Holdings Delaware are fully authorized in the name and on behalf of Holdings Alaska or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

         Section 4.03 ABANDONMENT. At any time before the Effective Time of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Holdings Alaska or of Holdings Delaware, or both, notwithstanding the approval of this Agreement by the shareholders of Holdings Alaska or by the sole stockholder of Holdings Delaware, or by both.

         Section 4.04 AMENDMENT. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Delaware and the Commissioner of Community and Economic Development of the State of Alaska, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of either Constituent Corporation shall not: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation; (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

         Section 4.05 REGISTERED OFFICE. The registered office of the Surviving Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808, and Corporation Service Company is the registered agent of the Surviving Corporation at such address.

         Section 4.06 AGREEMENT. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 43445 Business Park Drive, Suite 113, Temecula, California, and copies thereof will be furnished to any stockholder of either Constituent Corporation, upon request and without cost.

         Section 4.07 GOVERNING LAW. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the Alaska Corporations Code.

         Section 4.08 COUNTERPARTS. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, this Agreement, having first been approved by the
Board of Directors of Outdoor Channel Holdings, Inc., a Delaware corporation, and Outdoor Channel Holdings, Inc., an Alaska corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

                         (signatures on following page)


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                                        OUTDOOR CHANNEL HOLDINGS, INC.,
                                        a Delaware corporation



                                        By:  /S/  PERRY MASSIE
                                        Name:  PERRY MASSIE
                                        Title:  PRESIDENT
ATTEST:



By:  /S/  WILLIAM A. OWEN
     --------------------
Name:  WILLIAM A. OWEN
Title:  CHIEF FINANCIAL OFFICER

                                        OUTDOOR CHANNEL HOLDINGS, INC,
                                        an Alaska corporation



                                        By:  /S/  PERRY MASSIE
                                        Name:  PERRY MASSIE
                                        Title:  PRESIDENT
ATTEST:



By:  /S/  WILLIAM A. OWEN
     --------------------
Name:  WILLIAM A. OWEN
Title:  CHIEF FINANCIAL OFFICER